PRESS RELEASE 3000 N. Sam Houston Pkwy E., Houston, TX 77032 Phone: 281-871-3602 Page 1 of 2 FOR IMMEDIATE RELEASE HALLIBURTON APPOINTS SHANNON SLOCUM AS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER HOUSTON – Dec. 4, 2025 – Halliburton (NYSE: HAL) announced today that Shannon Slocum has been promoted to executive vice president and chief operating officer and appointed to the board of directors, effective Jan. 1, 2026. Reporting to Jeff Miller, Halliburton's chairman, president and CEO, Slocum will be responsible for the Company's global operations, as well as business development, health, safety and environment, and global technology. “Our business strategy demands execution, and now is the right time to transfer operations to Shannon while I focus on the Company’s long-term strategic advancement and execution,” said Miller. “Shannon brings global operations experience and proven leadership that strengthen our ability to maximize asset value for our customers.” Slocum has demonstrated excellence in a variety of roles of increasing responsibility at Halliburton, including most recently as president, Eastern Hemisphere. He previously served in leadership positions around the world, including senior vice president, global business development and marketing, senior vice president for the Eurasia, Europe, and Sub-Saharan Africa region, and vice president of Cementing. Slocum joined Halliburton in 2005 as senior manager of innovation and marketing and has served in multiple technology, operations, product service, and business development roles. Slocum holds a Bachelor of Science in industrial technology from Lamar University. Effective Jan. 1, 2026, Rami Yassine will succeed Slocum as president, Eastern Hemisphere, after serving as senior vice president, Middle East North Africa region. Previously, he served as senior vice president of the Halliburton Drilling and Evaluation division, vice president of the Sperry Drilling product service line, vice president of Production Solutions and global operations manager for Production Enhancement. Yassine joined Halliburton in 2002 as an associate technical professional. He has since held roles in operations and technology management in North America, the Middle East, and North Africa regions. Yassine holds a bachelor’s degree in industrial engineering from Texas Tech University and an MBA with a minor in management information systems from Texas Tech's Rawls College of Business. ### EXHIBIT 99.1

PRESS RELEASE 3000 N. Sam Houston Pkwy E., Houston, TX 77032 Phone: 281-871-3602 Page 2 of 2 ABOUT HALLIBURTON Halliburton is one of the world’s leading providers of products and services to the energy industry. Founded in 1919, we create innovative technologies, products, and services that help our customers maximize their value throughout the life cycle of an asset and advance a sustainable energy future. Connect with us on LinkedIn, YouTube, Instagram, and Facebook. For Investors: David Coleman investors@halliburton.com 281-871-2688 For Media Relations: Alexandra Franceschi pr@halliburton.com 281-871-3602